 QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Community First Bankshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

COMMUNITY FIRST BANKSHARES, INC.
520 Main Avenue
Fargo, North Dakota 58124-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2000

    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Community First Bankshares, Inc. (the "Company") will be held on Tuesday, April 25, 2000 at 10:00 a.m., Central Daylight Time, at the Holiday Inn, I-29 and 13th Avenue South, Fargo, North Dakota 58103, for the following purposes:

  1.
  To elect ten (10) directors of the Company.

  2.
  To ratify and approve the selection of independent public accountants for the current fiscal year.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only holders of record of Company Common Stock at the close of business on March 1, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. Prior to the actual voting thereof, a proxy may be revoked by the person executing the proxy: (i) by filing with the Chief Financial Officer of the Company an instrument of revocation, (ii) by delivering a duly executed proxy bearing a later date, or (iii) by voting in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark A. Anderson
Mark A. Anderson President and Chief Executive Officer
Fargo, North Dakota March 22, 2000

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE REFER TO PAGE 2 OF THIS PROXY STATEMENT FOR INFORMATION ON INTERNET AND TELEPHONE VOTING METHODS.

COMMUNITY FIRST BANKSHARES, INC.

PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Community First Bankshares, Inc. (the "Company") in connection with the solicitation of proxies of the Company's shareholders by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held on April 25, 2000, or any adjournment thereof (the "Annual Meeting").

    March 1, 2000 (the "Record Date") is the Record Date for determining the holders of record of shares of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting.

    Only holders of record of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A quorum for the purposes of conducting business at the Annual Meeting is a majority of the outstanding shares of Common Stock entitled to vote. As of the Record Date, the Company had 50,452,261 shares, net of treasury shares, of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share of Common Stock at the Annual Meeting, subject to cumulative voting rights described under "Election of Directors."

    The cost of the solicitation of proxies for the Annual Meeting is being borne by the Company. In addition to this solicitation, the directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or other means of communication. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee estimated at $5,000.

    All proxies that are properly executed and received in a timely manner will be voted in accordance with the instructions noted thereon. Any proxy which does not specify to the contrary will be voted in favor of each of the directors nominated by management and in favor of approval of the appointment of Ernst & Young LLP as independent public accountants for the Company. A shareholder granting a proxy in the form enclosed has the right to revoke it at any time before it is voted by filing with the Chief Financial Officer of the Company an instrument of revocation, delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 22, 2000.

    This year, registered shareholders may vote in one of three ways: by completing and returning the enclosed proxy card via regular mail, by telephone or via the Internet, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of March 1, 2000, the number and percentage of outstanding shares of Common Stock of the Company beneficially owned by each person known by the Company to own more than 5% of the Company's outstanding Common Stock, by each director of the Company, by each executive officer named in the Summary Compensation Table below, and by all directors and officers of the Company as a group:

Name of Beneficial Owner	Shares Beneficially Owned(1)(2)		Percent of Class
Donald R. Mengedoth	680,150	(3)	1.3%
Mark A. Anderson	640,677	(4)	1.3%
Ronald K. Strand	187,945		*
David A. Lee	185,672	(5)	*
Gary A. Knutson	63,709		*
James T. Anderson	23,048		*
Patrick E. Benedict	29,628	(6)	*
Patrick Delaney	39,242		*
John H. Flittie	21,400	(7)	*
Darrell G. Knudson	8,000		*
Dennis M. Mathisen	2,275,410		4.5%
Marilyn R. Seymann	6,005		*
Thomas C. Wold	46,815		*
Harvey L. Wollman	32,438	(8)	*
All officers and directors as a group (28 persons)	4,981,521	(9)	9.8%

*  Less than 1%

(1)
Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

(2)
Includes the following numbers of shares of Common Stock which may be purchased pursuant to stock options which are exercisable within sixty days of March 1, 2000: Mr. Mengedoth, 61,992 shares; Mr. Mark Anderson, 54,666 shares; Mr. Strand 54,666 shares; Mr. Lee, 29,667 shares; Mr. Knutson, 30,000 shares; Mr. James Anderson, 12,000 shares; Mr. Benedict, 16,000 shares; Mr. Delaney, 16,000 shares; Mr. Flittie, 16,000 shares; Mr. Knudson, 8,000 shares; Mr. Mathisen, 12,000 shares; Ms. Seymann, 4,000 shares; Mr. Wold, 16,000 shares; Mr. Wollman, 10,000 shares; all executive officers and directors as a group, 682,173 shares.

(3)
Includes 558,526 shares held jointly with his wife for which he has shared voting and investment power.

(4)
Includes 554,368 shares held jointly with his wife for which he has shared voting and investment power.

(5)
Includes 65,334 shares held by his wife for which he has no voting or investment power.

(6)
Includes 13,128 shares held in joint tenancy with his minor child for which he has shared voting and investment power and 500 shares held by his son for which he has no voting or investment power.

(7)
Includes 3,400 shares held by his wife for which he has shared voting and investment power.

(8)
Includes 22,438 shares held jointly with his wife for which he has shared voting and investment power.

(9)
In addition to shares of Common Stock beneficially owned, executive officers and directors own a combined 5,200 of the 8.875% Cumulative Capital Securities issued by CFB Capital I, a business trust subsidiary of the Company, having an aggregate liquidation amount of $80,000 and representing less than 1% of the class of securities.

PROPOSAL ONE
ELECTION OF DIRECTORS

    At the Annual Meeting, the shareholders will elect ten directors to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The Board of Directors has nominated each of the individuals named below. James T. Anderson, a current director, has advised the Company that he will not seek re-election at the Annual Meeting. Mark A. Anderson has been nominated as a director to replace James T. Anderson. The Company believes that each nominee named below will be able to serve, but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as management may propose.

    In the election of directors, each shareholder voting in person or by proxy shall have the number of votes to which such shareholder would otherwise be entitled multiplied by ten (the number of directors to be elected). If there are no nominees other than the management's slate, the named proxies will then allocate the cumulated votes equally among the nominees for which authority to vote has been granted. If there are additional nominees, the named proxies will allocate the cumulated votes among the nominees for which authority to vote has been granted in the manner which appears to the named proxies most likely to result in the greatest number of management slate nominees being elected.

    The names and ages of the nominees and their principal occupations are set forth below, based upon information furnished to the Company by the directors.

Name and Age	Director Since	Principal Occupation
Donald R. Mengedoth (55)	1986	Chairman of the Board of the Company
Mark A. Anderson (43)	Nominee	President and Chief Executive Officer of the Company
Harvey L. Wollman (64)	1987	Farmer
Patrick Delaney (57)	1987	Attorney and Secretary of the Company
Thomas C. Wold (62)	1987	Attorney; Real Estate Developer
Patrick E. Benedict (66)	1992	Farmer
John H. Flittie (63)	1993	Consultant and Retired Senior Insurance Executive
Dennis M. Mathisen (60)	1996	President of Marshall Financial Group, Inc.
Darrell G. Knudson (62)	1998	Vice Chairman of BankFirst Corp.
Marilyn R. Seymann (57)	1998	President and Chief Executive Officer, M One, Inc.

Business Experience of Nominees and Directors

    Donald R. Mengedoth is Chairman of the Board of the Company and until March 1, 2000 was President and Chief Executive Officer of the Company. Mr. Mengedoth has been Chairman of the Board and a director of the Company since its organization in 1986. He was Senior Vice President of First Bank System, Inc. ("FBS") from 1982 to 1987 and has worked in the banking business since 1966, including management positions in retail banking operations, human resources and commercial lending. From 1984 to 1987, Mr. Mengedoth was Regional Managing Director of FBS. From 1979 to 1982, Mr. Mengedoth was Vice President—Operations for FBS. Prior to that time, he was Senior Vice President of First Bank Milwaukee.

    Mark A. Anderson was appointed President and Chief Executive Officer of the Company on March 1, 2000. He has been Vice Chairman—Corporate Services since October 1998, Chief Information Officer since February 1998 and Chief Financial Officer, Secretary and Treasurer of the Company since it began operation in 1986. Mr. Anderson was Vice President and Regional Controller for FBS from 1984 to 1987. From 1979 to 1984, he held various positions with FBS-affiliated banks in the finance and credit analysis areas. Mr. Anderson is a Chartered Financial Analyst and a Certified Management Accountant.

    Harvey L. Wollman is a farmer near Frankfurt, South Dakota. Mr. Wollman served in the South Dakota State Senate from 1968 to 1974, was Lieutenant Governor from 1974 to 1977, and served as Governor of South Dakota in 1978. Mr. Wollman has served on various State government committees and is active in various service, civic and community organizations.

    Patrick Delaney is a partner in the Minneapolis law firm of Lindquist & Vennum P.L.L.P., counsel to the Company. He has been a practicing attorney since 1967. Mr. Delaney was appointed Secretary of the Company on March 1, 2000. He is also a director and the Secretary of CNS, Inc. and the Secretary of Cardia, Inc., both of which are medical device manufacturers based in Minneapolis.

    Thomas C. Wold has been a practicing attorney in Fargo, North Dakota since 1962 and is President and a shareholder of the law firm of Wold Johnson, P.C. He is active in the development of motels, apartments and other real estate projects. He has been actively involved in a number of civic and charitable organizations.

    Patrick E. Benedict is the President of Benedict Farms, Inc., a 6,000-acre farming operation near Sabin, Minnesota. Mr. Benedict has been an advisory director to the Board of Directors of the Company's affiliate bank in Fargo, North Dakota since 1995 and was a director of the Company's affiliate bank in Fargo, North Dakota from 1984 to 1995. Mr. Benedict is chairman of Golden Growers Coop and of ProGold LLC, a North Dakota corn processing company that is 49% owned by Golden Growers Coop. He also serves on the executive committee and Board of Directors of the Neuropsychiatric Research Institute, the Board of Directors of MeritCare Health System, and is chairman of Northern Grain Company, all in Fargo, North Dakota. Mr. Benedict is chairman emeritus of American Crystal Sugar Company and past chairman of the Moorhead State University Foundation, both in Moorhead, Minnesota.

    John H. Flittie is a consultant and an adjunct faculty member at the University of St. Thomas Graduate School of Business. Until his retirement in July 1999, Mr. Flittie was President and Chief Operating Officer of ReliaStar Financial Corp., a Minneapolis-based insurance and financial services company. Prior to becoming President in July 1993, Mr. Flittie held various positions with ReliaStar since 1985. From 1976 to 1985, Mr. Flittie was a partner at Touche Ross & Co., an audit and consulting firm. Mr. Flittie serves as a director of ReliaStar Financial Corp. (until May 11, 2000). He is also a director of Chronimed, Inc., a medical products company, and Universal Pensions, Inc., a retirement services company.

    Dennis M. Mathisen is Chairman of the Board of Governors of Marshall Ventures, LLC and Chief Executive Officer of Marshall Financial Partners, an equity investment fund. He is President, Chief Executive Officer and owner of Marshall Financial Group, Inc., a merchant banking company located in Minneapolis, Minnesota. Mr. Mathisen served as Chairman of the Board, President and Chief Executive Officer of Mountain Parks Financial Corporation, a multi-bank holding company, from its formation in 1981 until the acquisition by merger of Mountain Parks into the Company on December 18, 1996. He was elected as a director of the Company at that time pursuant to the merger agreement with Mountain Parks. Since 1974, he served as a director and principal officer of rural and suburban commercial banks located in

Colorado and Minnesota. Mr. Mathisen is a member of the Board of Directors of the Harlem Globetrotters, International, an international sports entertainment company, and IPI, Inc., a franchiser of printing service operations.

    Darrell G. Knudson has been Vice Chairman of BankFirst Corp., Sioux Falls, South Dakota, since January 2000. He was previously an advisor to the Chief Executive Officer of Bank of Arizona and previously served as Chairman of Bank of Arizona from January 1997 until January 1998. He served as Executive Vice President and Director of Boatmen's Bancshares from January 1996 to November 1996. He was Chairman of the Board and Chief Executive Officer of Fourth Financial Corporation, Wichita, Kansas, from July 1991 to November 1996 and served as Vice Chairman and a Director of Fourth Financial Corporation from December 1990 to June 1991. From 1958 to 1990, Mr. Knudson was employed with First Bank System, holding a number of executive positions, including Interim Chief Executive Officer, Vice Chairman and Director. He was previously a member of the Bankers Roundtable Board of Directors, the American Bankers Association Council, and the Board of Directors of the Central Bank of Denver.

    Marilyn R. Seymann joined the Board of Directors in 1998. Since 1991, she has been President and Chief Executive Officer of M One, Inc., a bank consulting firm. From 1990 to 1993 Ms. Seyman served by presidential appointment as a director and Vice Chairman of the Federal Housing Finance Board (formerly the Federal Home Loan Bank Board). From 1990 to 1991 Ms. Seyman also served as a Managing Director of Arthur Andersen & Co. Prior to 1990, Ms. Seyman served as Executive Vice President and Private Banking/President of Chase Bank of Arizona. Ms. Seymann is also a member of the Board of Directors of Beverly Enterprises, Inc., a provider of nursing home and rehabilitative care, True North Communications, Inc., an advertising company, and Northwestern Corporation, a provider of diversified energy, telecommunications and related services.

Other Information Regarding the Board

    Meetings.  During 1999, the Board of Directors met six times. Each of the directors attended at least 75% of the meetings of the Board and the Committees on which such director served. In addition, the Board in 1999 took unanimous written action in lieu of meeting two times.

    Committees.  The Company has an Audit Committee, a Finance Committee, a Compensation Committee and a Corporate Governance Committee, all established by the Board of Directors and each of which consists of members of the Board of Directors. The Audit Committee, which consisted of Messrs. James Anderson (chair), Wollman and Benedict and Ms. Seymann, reviews the Company's external and internal auditing systems, monitors compliance with prescribed accounting and regulatory procedures, and met four times during 1999. The Finance Committee, which consisted of Messrs. Mathisen (chair), Flittie, Knudson, Wold, Mengedoth and Ms. Seymann, reviews the financial performance and financial planning of the Company and monitors the Company's loan portfolio for quality and compliance with Board policies and governmental and contractual restrictions, and met three times during 1999. The Compensation Committee, which consisted of Messrs. Flittie (chair), James Anderson, Benedict, Wollman and Knudson, assists the Board in developing personnel policies and compensation plans and administers certain incentive and compensation programs and the Company's stock option plans, and met twice during 1999. The Corporate Governance Committee, which consisted of Messrs. Wold (chair), Benedict, Delaney, Mathisen and Mengedoth (an ex officio member), considers succession planning, CEO and board evaluation and appropriate replacements for vacancies on the Company's Board of Directors, and met three times during 1999.

    Director Compensation.  Each director who is not otherwise employed by the Company receives an annual retainer of $9,000 and fees of $900 per meeting for service on the Board of Directors. Committee members are paid: (i) $900 for each Committee meeting held on a date other than the date of a Board meeting; (ii) $ 600 ($800 for the chair) per meeting if such meeting is on the same day as a Board meeting; and (iii) $150 per Committee meeting if the meeting is held by telephone. Directors are also reimbursed for ordinary expenses incurred in connection with attending Board and Committee meetings. Payments to Mr. Delaney are applied to legal fees payable to the law firm of Lindquist & Vennum P.L.L.P. Finally, in April 1999, each nonemployee director of the Company who was re-elected at the Annual Meeting of Shareholders received a nonqualified option under the Company's 1996 Stock Option Plan (the "1996 Plan") to purchase up to 4,000 shares of Company Common Stock at an exercise price of $20.3750 per share. The 1996 Plan gives the Compensation Committee the authority to grant options to each of the non-employee directors covering up to 4,000 shares each time they are re-elected to the Board. Such options have an exercise price equal to the closing price on the date of grant and are immediately exercisable. In February 1999, the Board of Directors amended the 1996 Plan to extend the exercise term of these options from five years to ten years for new options, commencing in February 1999 with respect to employees and April 1999 with respect to non-employee directors of the Company.

    In 1993, the Board of Directors adopted the Deferred Compensation Plan for Members of the Board of Directors (the "Directors Deferred Plan") under which directors may elect to defer compensation until termination of their status as a director. In February 1999, the Board amended the Directors Deferred Plan to allow the directors to designate all or part of the funds to be credited with dividends and appreciation as if invested in the Company's Common Stock. Upon termination of director status, these funds are distributed in the form of Company Common Stock.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table shows, for the fiscal years ended December 31, 1999, 1998 and 1997, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Donald R. Mengedoth, the Company's former President and Chief Executive Officer, Mark A. Anderson, the Company's current President and Chief Executive Officer, and each of the other three most highly compensated executive officers of the Company as of December 31, 1999 (the "Named Executives"), in all capacities in which they served:

SUMMARY COMPENSATION TABLE

						Long Term Compensation
		Annual Compensation
Name and Principal Position						Securities Underlying Options (#)	All Other Compensation(1)
	Year	Salary		Bonus
Donald R. Mengedoth Chairman of the Board	1999 1998 1997	$524,720 464,984 377,422	(2) (3)	$227,500 45,000 246,790	(2)	60,000 30,000 24,000	$30,529 34,110 31,919
Mark A. Anderson President and Chief Executive Officer	1999 1998 1997	349,058 279,494 223,896		110,500 21,000 110,000	(2)	40,000 20,000 18,000	20,630 19,675 17,833
Ronald K. Strand Vice Chairman and Chief Operating Officer	1999 1998 1997	354,226 294,731 223,699	(2) (3)	110,500 21,000 110,000	(2)	40,000 20,000 18,000	20,758 20,153 17,627
David A. Lee Vice Chairman—Regional Banking	1999 1998 1997	236,977 209,788 172,406	(2) (3)	73,125 9,450 56,943	(2)	15,000 10,000 10,000	13,691 13,521 12,700
Gary A. Knutson Senior Vice President Eastern Region Manager	1999 1998 1997	199,714 199,444 163,934	(2) (3)	43,875 9,050 54,279	(2)	10,000 10,000 12,000	11,663 12,826 11,668

(1)
Except as otherwise indicated, represents contributions by the Company to the Company's 401(k) Plan, Employee Stock Ownership Plan and Supplemental Executive Retirement Plan on behalf of the Named Executive.

(2)
Included in the 1999 compensation of Messrs. Mengedoth, Strand, Lee and Knutson is special marketing incentive compensation as follows: Mr. Mengedoth $5,953; Mr. Strand $4,242; Mr. Lee $5,242; and Mr. Knutson $4,394. The 1999 bonus compensation is to be paid in 2000.

(3)
Included in the 1998 compensation of Messrs. Mengedoth, Strand, Lee and Knutson is special marketing incentive compensation as follows: Mr. Mengedoth $16,868; Mr. Strand $15,926; Mr. Lee $18,095 and Mr. Knutson $17,238.

Stock Options

    The following table contains information concerning grants of Company stock options to the Named Executives during 1999:

OPTION GRANTS IN 1999

	Individual Grants
		Percent of Total Options Granted to Employees in 1999
					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Options Granted(1)		Exercise Price Per Share	Expiration Date
					5%	10%
Donald R. Mengedoth	60,000	11.3%	$19.5625	02/02/09	$738,165	$1,870,655
Mark A. Anderson	40,000	7.5%	19.5625	02/02/09	492,110	1,247,103
Ronald K. Strand	40,000	7.5%	19.5625	02/02/09	492,110	1,247,103
David A. Lee	15,000	2.8%	19.5625	02/02/09	184,541	467,664
Gary A. Knutson	10,000	1.9%	19.5625	02/02/09	123,028	311,776

(1)
Each option becomes exercisable in equal installments over a period of three years, commencing one year after the date of grant, and remains exercisable for ten years, so long as employment with the Company or one of its subsidiaries continues.

Option Exercises and Holdings

    The following table sets forth information with respect to the Named Executives concerning the exercise of options during 1999 and unexercised options held as of December 31, 1999:

AGGREGATED OPTION EXERCISES AND DECEMBER 31, 1999 OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/99
					Value of Unexercised In-the-Money Options at 12/31/99(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald R. Mengedoth	0	0	26,658	85,333	$46,709	$8,000
Mark A. Anderson	12,000	$171,000	41,666	59,333	178,125	9,000
Ronald K. Strand	12,000	137,250	41,666	59,333	178,125	9,000
David A. Lee	10,000	125,625	26,000	25,000	118,000	5,000
Gary A. Knutson	10,000	123,750	27,333	20,667	120,000	6,000

(1)
Based on a closing sale price of $15.75 per share of Common Stock on December 31, 1999.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

    The Company has entered into Change in Control Severance Agreements with Donald R. Mengedoth, Mark A. Anderson and 17 other executive officers of the Company (together, the "Executives"). Under the agreements, the Company is required to pay specified benefits if the Executive voluntarily terminates employment for "good reason" or is involuntarily terminated without "cause" after a "change in control"(as those terms are defined in the agreements).

    For all Executives, good reason is defined to include a material breach of the agreement by the Company, change in the Executive's duties, or reduction in compensation, employee benefits or vacation. The agreements with Messrs. Mengedoth and Anderson also provide that good reason includes any decision by them to terminate their employment during the period from 90 to 180 days following a change in control. Therefore, during this period, Messrs. Mengedoth and Anderson may terminate employment for any reason and still receive benefits under their agreement. All other executives are entitled to benefits after a change in control only upon involuntary termination without cause or voluntary termination with good reason.

    Cause is defined as the Executive's conviction of a felony, willful acts of fraud or dishonesty harming the Company or willful failure, after written demand, to substantially perform the Executive's duties. A change in control occurs when: any person or group, acting together, acquires 25% or more of the Company's stock; more than a majority of directors are elected who were not nominated by the Board; a merger or consolidation is effected resulting in the Company's shareholders owning less than 50% of the stock of the merged company; or any liquidation or sale of assets is effected constituting more than 50% of the aggregate market value of the Company.

    The agreements provide for a term of three years, expiring on December 31, 2001. The agreements are then extended automatically for successive annual terms, unless the Board of Directors gives written notice to the Executives of a decision not to extend the agreement. During the term of the agreements, the Executive is entitled to base compensation and such additional benefits as are customarily offered to Company executives, including participation in annual incentive compensation and employee benefit plans.

    Upon a Change in Control, Messrs. Mengedoth, Anderson and Ronald K. Strand are entitled to a lump sum severance payment ("Severance Payment") equal to three times the sum of (1) the greater of the individual's annual base compensation immediately prior to notification of termination, or at any time during the previous 24 months, plus (2) the maximum award permitted for that year under the Company's Annual Incentive Compensation Plan, plus (3) the average percentage of employer profit sharing and matching contributions to the Company's Retirement Savings Plan and Employee Stock Ownership Plan for the three most recent plan years ending immediately prior to the date of termination. The minimum Severance Payment is $4,000,000 in the case of Mr. Mengedoth and $3,000,000 in the case of Mr. Anderson. Messrs. Bruce A. Heysse and David A. Lee are entitled to a Severance Payment equal to two times the elements of compensation described in Items (1), (2) and (3) above and the remaining Executives are entitled to a Severance Payment equal to one time the elements of compensation described in Items (1), (2) and (3) above. In addition, the Executives will be entitled to continuation of life, disability, accident and group health benefits for 36 months in the case of Messrs Mengedoth, Anderson and Strand, 24 months in the case of Messrs. Heysse and Lee, and 12 months for the other Executives, reduced by any comparable benefits received from a subsequent employer.

    In the event of a Change in Control, the agreements also provide that all unvested options become vested and immediately exercisable and that the Executive will receive cash payments for shares of stock subject to restrictions or shares issuable under unexercised stock options based on a value of such shares equal to the greater of (a) the highest market value during the ten trading days prior to the termination of employment or (b) the value of the shares determined in the merger or other event constituting a change in control. The Company is also required to pay outplacement expenses for a period of 12 months following the date of termination, and all legal fees and expenses of the Executive incurred as a result of termination and any enforcement of payment. The Company also must indemnify the Executive for claims arising out of their service as employees. The agreements also provide for "gross-up" payments to the Executive in the event that payments made under the agreements are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or any similar federal, state or local tax which may be imposed, in an amount, after deduction of any federal, state and local income and excise tax on the gross-up payment, equal to the excise tax then due.

    The Company has entered into an employment agreement with Mr. Mengedoth pursuant to which he has agreed to serve as Chairman of the Company's Board of Directors from March 1, 2000 through 2002, for base compensation of $515,000 (reduced to $4,000 for each of the last two months of the term), an annual bonus of not less than $200,000 if any bonuses are paid to Company executives, and customary executive benefits and perquisites. In connection with the employment agreement, Mr. Mengedoth's stock options will continue to vest and to be exercisable for their original term. If Mr. Mengedoth's employment terminates for any reason other than his voluntary resignation or termination by the Company for cause, he would receive the remaining benefits of the employment agreement unless he receives the benefits under his change in control severance agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This is a report of the Compensation Committee of the Board of Directors of the Company (the "Committee"), which is composed of the undersigned Board members, all of whom are nonemployee directors of the Company. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either such Act.

Compensation Philosophy

    In designing executive compensation, the Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business which the Company operates. For those elements of total compensation (base salary, benefits and perquisites) which are not performance sensitive, plan provisions and standards have been set close to average for the commercial banking industry and financial institutions of the Company's size, with variations based on individual responsibilities and performance.

    The base salary data forming the basis for the salary recommendations by management to the Committee are maintained on an annual basis by independent consultants. For those elements of the total package (annual incentives and long-term incentives) which are performance sensitive, it is intended that awards under these plans reflect internal Company performance criteria as well as the Company's performance as compared to the performance of certain peer groups described under "Annual Incentives" below.

    In 1988 and 1993, the Committee engaged The Wyatt Company to conduct an independent review of the Company's compensation programs. The Wyatt study evaluated these programs relative to the Company's peers to assist the Committee in determining whether adjustments were needed in the various programs. The 1993 Wyatt study concluded that the Company's base salary levels and levels of perquisites for executives are close to average for comparable institutions but that the potential compensation that may be achieved by Company executives through incentive programs was below the average level for the industry.

Base Salary

    The Company's base salary program was designed and has been maintained with the assistance of Hay Management Consultants. In 1998 and 1999, the Company engaged Ben S. Cole Financial Incorporated to provide additional reports and analyses on executive and director compensation. The Committee establishes base salaries through a comparison of the Company's executive salaries with those of comparable executive positions nationwide, according to survey data provided by Hay and Cole, and through assessment of the executive's responsibilities, prior experience and breadth of knowledge. The comparability of the peer group of banking organizations used by Hay has been supported by the Wyatt Company studies described above, which concluded that the peer group is appropriate. Many of the institutions included in the peer group analysis are companies included in the Nasdaq Bank Stock Index. That Index has been used for comparison purposes in the stock performance graph included under "Comparative Stock Performance" below.

    Each year, each executive officer's base salary is established based on the average salary for executives with comparable job categories. Some adjustments are applied to the average salary level, based on the size and complexity of the various employers surveyed and other factors. For each Company executive, the salary level is annually adjusted up or down from the industry mid-point to reflect the experience and job performance of the Company executive within the job category.

Annual Incentives

    In awarding annual cash bonuses, the Company uses an Annual Incentive Award Program ("AIP") for its executives, as well as for its middle staff officers and local bank presidents. Executive AIP awards for 1999 were made based on the Committee's evaluation of the following components:

  1.
  Internal performance, measured by net income of the Company on a consolidated basis as compared with the Company's plan level. Internal performance was weighted to constitute 50% of the bonus calculation for 1999, and will be weighted at 50% for 2000.

  2.
  External performance, measured by return on equity of the Company's consolidated operations (ROE) and total shareholder return (TSR) compared to a peer group of banks. The peer group is selected annually by SNL Securities based on size comparability and geographic proximity to the Company. External performance was weighted to constitute 50% of the bonus calculation in 1999 and will be weighted at 50% for 2000.

    Prior to the beginning of each fiscal year, a target and maximum bonus level is established for each AIP participant. In 1999, the target levels for executive officers ranged from 15% to 50% of base salary, and maximum levels ranged from 30% to 100% of base salary. Based on the Company's results for 1999, bonuses were set at amounts of between 14% and 46% of the executives' base salaries. These percentages were higher than in the previous year due to the strength of ROE and the Company's performance versus its plan level.

    Minimum internal and external performance thresholds below which no AIP bonuses will be paid to executives are set annually. Under the AIP program for 1999, the internal performance component of the awards was paid to officers, in that the Company's net income was at 100% of the plan level. Also, the external performance component of the AIP awards measured by the Company's ROE was paid at 85.7% of the targeted payout. The component measured by TSR was not payable in that the Company's results did not meet the targeted return.

Supplemental Executive Retirement Plan

    Effective August 1, 1995, the Board of Directors adopted the Community First Bankshares, Inc. Supplemental Executive Retirement Plan ("SERP") for directors and executive officers of the Company.

The Plan permits Company directors and certain executive and management employees to defer salary and incentive pay amounts under a non-qualified retirement plan.

Employee Stock Option Plans

    The Company grants options to purchase its Common Stock to its employees from time to time under the Company's 1996 Stock Option Plan (the "1996 Plan"). Options granted in 1999 had ten-year terms, with vesting as to one-third of the shares covered after one year and one-third on each of the second and third anniversaries of the grant date, exercisable at market value of the Company's Common Stock at the time of grant. The 1996 Plan was approved by the Company's shareholders in May 1996. On February 2, 1999, the Board of Directors adopted a resolution stating that, beginning in 1999, all options granted under the 1996 Plan, or successor plans, including director options, will have ten-year terms.

    The Wyatt Company consulting study prepared for the Company in 1989 recommended that, upon becoming public, the Company should limit annual option grants under the Plan to roughly 1% to 2% of Common Stock outstanding and issuable under outstanding options and warrants. The Company has followed this recommendation since becoming a public company in 1991. Under the 1996 Plan, the Company has made option grants to a broad group of line and staff employees, as well as its executive officers. It is intended that stock options will represent the chief component of long-term incentive compensation to executives. Stock options align the interests of management more closely with shareholder interests and reward executive officers for creating shareholder value as measured by stock price appreciation.

    Each year, the Committee establishes the aggregate number of shares to be covered by options granted to employees. In 1999, the Committee determined that employee stock options should be granted for approximately 530,200 shares, or approximately 1% of the Company's outstanding stock. Management recommends the allocation of these shares among the employees according to their responsibilities and performance, except that the Committee determines the level of option grants to the Chief Executive Officer.

    Reload Option Rights.  In December 1998, the Board of Directors amended the 1996 Plan to give the Compensation Committee the authority to award replacement, or reload, option rights to employees of the Company. The Committee adopted a policy of granting reload rights in any options granted to executive officers starting with the option grants in February 1999.

    Reload rights are awarded at the time an option is granted and are intended to encourage the future exercise of options by delivering shares of Company Common Stock held for at least 6 months at the time of the exercise. If the optionee exercises the option using this method, the optionee is automatically granted a reload option for the same number of shares of Company Common Stock as were delivered by the optionee to exercise the underlying option. A reload option is also granted with respect to any stock withheld upon exercise to cover federal income tax withholding. The exercise price is equal to the fair market value of the Company Common Stock on the grant date of the reload option, and the expiration date of the reload option is the same as for the option being exercised. Each reload option will be fully vested and exercisable immediately. However, if the optionee sells the shares purchased under the original option within 18 months after the granting of the reload option, the Company will have the right to repurchase any shares purchased under the reload option at a price equal to the exercise price of the reload option. The right to receive a reload option with respect to the exercise of an outstanding option terminates immediately upon an announcement of a change in control of the Company. No further reload option will be granted upon the exercise of a reload option.

Chief Executive Officer's Compensation

    Donald R. Mengedoth, the former President and Chief Executive Officer of the Company, received compensation from the Company based on criteria identical to its other executive officers. In 1999, the

Company paid Mr. Mengedoth a salary of $524,720, and he received an AIP award for 1999 performance of $227,500. The Company also granted to him an option to buy 60,000 shares of the Company's Common Stock. Mr. Mengedoth's target AIP award and the number of his option shares granted were higher than those granted to other executives in recognition of his responsibilities and his performance in his position.

    Mark A. Anderson replaced Mr. Mengedoth as President and Chief Executive Officer of the Company effective March 1, 2000. As described in the section of this proxy statement entitled "Employment Contracts, Termination of Employment and Change-in-Control Arrangements," the Company has entered into an employment agreement with Mr. Mengedoth pursuant to which he will continue to serve as Chairman of the Board of Directors from March 1, 2000 through 2002.

    Mark A. Anderson, the current President and Chief Executive Officer of the Company, receives compensation from the Company based on criteria identical to its other executive officers. In 1999, the Company paid Mr. Anderson a salary of $349,058, and he received an AIP award for 1999 performance of $110,500. The Company also granted to him an option to buy 40,000 shares of the Company's Common Stock. Mr. Anderson's target AIP award and the number of his option shares granted were higher than those granted to executives other than Messrs. Mengedoth and Strand, in recognition of his responsibilities and his performance in his position.

Deductibility of Compensation

    There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes established by the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"). The Committee does not believe that any executive will have sufficient compensation in the foreseeable future to cause this limitation to have an impact on the Company. The Committee will continue to evaluate whether any future action is appropriate to qualify any of the Company's compensation plans under the Budget Act and applicable regulations of the Internal Revenue Service to allow the deductibility of compensation under such plans in excess of $1 million.

Board Action

    All recommendations of the Compensation Committee to the Company, except for grants of stock purchase rights to executives, have been and are subject to Board of Director review and approval.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
John H. Flittie, Chair Darrell G. Knudson Harvey L. Wollman James T. Anderson

COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative shareholder return of the Company's Common Stock since December 31, 1994 with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Bank Stock Index, an index of bank stocks traded on the Nasdaq National Market as compiled by the Center for Research in Security Prices at the University of Chicago. The table below compares the cumulative total return of the Company's Common Stock as of December 31, 1995, 1996, 1997, 1998 and 1999, assuming a $100 investment on December 31, 1994 and assuming reinvestment of all dividends:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

	FISCAL YEAR ENDING
	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99
The Company	$100.00	$179.90	$227.64	$456.02	$373.81	$294.28
Nasdaq Composite Index	$100.00	$141.33	$173.89	$213.07	$300.25	$542.43
Nasdaq Bank Stock Index	$100.00	$149.00	$196.73	$329.39	$327.11	$314.42

    The Company's Common Stock closed at $15.75 per share on December 31, 1999 and closed at $14.6875 per share on March 1, 2000.

CERTAIN TRANSACTIONS

    The Company's subsidiary banks make loans from time to time to officers and directors of the Company and its affiliates. Loans to executive officers and directors of the Company at December 31, 1999 by its subsidiary banks were approximately $2.9 million. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability.

    Marilyn R. Seymann, a director of the Company, is President and Chief Executive Officer of M One, Inc. M One, Inc. provided bank consulting services to the Company in 1999, for which it was paid $82,300.

PROPOSAL TWO
APPOINTMENT OF INDEPENDENT AUDITORS

    Ernst & Young LLP, independent certified public accountants, have been the auditors of the Company since its inception in 1987. They have been reappointed by the Board of Directors as the Company's auditors for the current year. Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification for the appointment or reappointment of accountants.

    A representative of Ernst & Young LLP will be present at the meeting. Such representative will be given the opportunity to make a statement at the meeting and will be available to answer any appropriate questions.

The Board of Directors Recommends that the Shareholders Vote "For"
the Proposal to Approve the Appointment of Ernst & Young LLP

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) under the Securities Exchange Act of 1934, executive officers, directors and 10% shareholders ("insiders") of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in the Company's securities. To the Company's knowledge, all insiders of the Company made timely filings of Forms 3, 4 or 5 with respect to transactions or holdings during 1999 except that on February 15, 2000, Mr. Mengedoth filed a late report on Form 4 to report the purchase on January 31, 1997 of 1,000 shares of 8.875% Cumulative Capital Securities of CFB Capital I, and on February 15, 2000, Ms. Harriette McCaul filed a late report on Form 5 to report the purchase on December 29, 1999 of 1,000 shares of the Company.

SHAREHOLDER PROPOSALS

    The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Company's 2000 Annual Meeting of Shareholders is expected to be held on or about April 24, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about March 7, 2001. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Shareholders is December 14, 2000. Additionally, if the Company receives notice of a shareholder proposal after January 24, 2001, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER INFORMATION

    The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

    If a shareholder abstains from voting on any matter, the Company intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders for the transaction of business. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Therefore, abstentions and broker "non-votes" have the same effect as votes against the proposals.

    The Annual Report to securities holders of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended December 31, 1999. A copy of the Form 10-K Annual Report of the Company to the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests it in writing from Mark A. Anderson, President and Chief Executive Officer, Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124-0001.

By the Order of the Board of Directors
/s/ Patrick Delaney
Patrick Delaney, Secretary

There are three ways to vote your Proxy	COMPANY # CONTROL #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
  •
  Follow the simple instructions the Voice provides you. Deadline for voting by phone is 12:00 p.m. C.S.T. on Monday, April 24, 2000.

VOTE BY INTERNET — http://www.eproxy.com/cfbx/ — QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot. Deadline for voting by Internet is 12:00 p.m. C.S.T. on Monday, April 24, 2000.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Community First Bankshares, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, Please do not mail your Proxy Card

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Donald R. Mengedoth 03 Patrick E. Benedict	02 Mark A. Anderson 04 Patrick Delaney	/ /	Vote FOR all nominees
		05 John H. Flittie	06 Darrell G. Knudson
		07 Dennis M. Mathisen 09 Thomas C. Wold	08 Marilyn R. Seymann 10 Harvey L. Wollman	/ /	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal Two:	To approve the appointment of Ernst & Young LLP as the independent auditors of the company.	/ / For	/ / Against	/ / Abstain
3.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

	Date	, 2000

Address Change? Mark Box / / Indicate changes below:

 Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

[MAP]

COMMUNITY FIRST BANKSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 25, 2000
10:00 a.m.

Holiday Inn
I-29 and 13th Avenue South
Fargo, North Dakota 58103

Community First Bankshares, Inc.
520 Main Avenue, Fargo, North Dakota 58124-0001                        proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

Only stockholders of record at the close of business on March 1, 2000 will be entitled to receive notice of and to vote at the meeting.

By signing the proxy, you revoke all prior proxies and appoint Donald R. Mengedoth and Mark A. Anderson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

QuickLinks

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARATIVE STOCK PERFORMANCE
CERTAIN TRANSACTIONS
PROPOSAL TWO APPOINTMENT OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER INFORMATION